Exhibit 99.4

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is made and entered into as of November 29, 2011, by and between Greenstone Industries Ltd., an Israeli publicly listed company ("Greenstone") and Mazal Resources B.V., a company organized under the laws of the Netherlands ("Mazal").

WHEREAS, Greenstone and Mazal entered into a that certain voting agreement, dated July 3, 2011, (the “Voting Agreement”), which was entered into pursuant to that certain Share Purchase Agreement, dated July 3, 2011, by and between Greenstone, Mazal, R.V.B. Holdings Ltd., S.R. Accord Ltd., S.R. Accord Technologies Ltd., and E.E.R Environmental Energy Resources (Israel) Ltd., (the “SPA”);

WHEREAS, Greenstone and Mazal wish to terminate the Voting Agreement;

NOW, THEREFORE, in consideration of the mutual premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows.

1.	As of the date hereof, the Voting Agreement is terminated and of no further force or effect and neither party has or shall have any further obligation or liability to the other party thereunder.

2.
Each party, individually and on behalf of any of its predecessors, successors, assigns, subsidiaries, officers, directors, shareholders, principals, agents, employees, affiliates, representatives, and all persons or entities connected with them (the “Releasors”), hereby release the other party and any of its predecessors, successors, assigns, subsidiaries, officers, directors, shareholders, principals, agents, employees, affiliates, representatives, and all persons or entities connected with them (the “Releasees”), who were, are or may be liable to the Releasors, of and from any and all claims, demands, counts, causes of action, obligations, liens, taxes, damages, losses, costs, attorneys’ fees, and expenses of every kind and nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, which the Releasors may have had, now has, or may hereafter have against the Releasees, by reason of any matter, cause or thing directly arising out of and/or connected with and/or related to the Voting Agreement or the termination thereof, and from any and all claims for incidental, consequential, ensuing and/or resulting damage therefrom.

3.
For the avoidance of doubt, it is acknowledged and agreed that the execution of this Termination Agreement shall not constitute a default under, or (other than in respect of the Voting Agreement as provided hereunder) give rise to any rights of termination, amendment or cancellation of the SPA or the transaction contemplated thereunder or any rights or obligations of the Parties thereunder or any of the agreements and instrument made in connection therewith, including without limitation, as defined in the SPA, the Option Agreement, the Irrevocable Proxy, the Trust Agreement, the Shareholders Agreement and the agreement between M.Stern Holdings Ltd. ("M.Stern") and E.E.R Environmental Energy Resources (Israel) Ltd. ("EER"), dated July 3, 2011, pursuant to which terms of the Option Agreement shall apply to shares of EER which shall be held by M.Stern following the exercise of options (as set forth therein).

4.	This Agreement shall be governed by, and construed in accordance with the laws of the State of Israel, without regard to conflict of law principles.

5.	Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by all the parties hereto.

6.	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[Signature page of the Termination Agreement]

IN WITNESS WHEREOF, this Agreement is executed as of the date and year first above written.

Greenstone Industries Ltd.

Yitzhak Apeloig, Ofer Naveh___
by: Yitzhak Apeloig, Ofer Naveh
title:

Mazal Resources B.V.

/s/ Moshe Stern ___________
by: Moshe Stern
title: